As filed with the Securities and Exchange Commission on March 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERNATIONAL GAME TECHNOLOGY

(Exact name of registrant as specified in its charter)

Nevada	88-0173041
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777

(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

David D. Johnson, Esq.
Executive Vice President, General Counsel and Secretary
International Game Technology
9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

David J. Johnson, Jr., Esq. O’Melveny & Myers LLP 1999 Avenue of the Stars Los Angeles, California 90067-6035 (310) 553-6700	J. Jay Herron, Esq. O’Melveny & Myers LLP 610 Newport Center Drive Newport Beach, California 92660-6429 (949) 760-9600

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.00015265 per share(2)	14,568,750	N/A	N/A	N/A(3)
2.60% Convertible Debentures due 2036	$900,000,000	100%	$900,000,000	$27,630

(1)             Calculated pursuant to Rule 457(o) under the Securities Act.

(2)             Represents shares of Common Stock issuable upon conversion of the debentures based on an initial conversion rate of 16.1875 shares per $1,000 principal amount of Debentures. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock registered hereby shall include an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)             Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the Common Stock issuable upon conversion of the 2.60% Convertible Debentures due 2036.

PROSPECTUS

$900,000,000

2.60% Convertible Debentures due December 15, 2036

Shares of Common Stock Issuable upon Conversion of Debentures

We issued the Debentures in a private placement in December 2006. This prospectus may be used by the selling securityholders to sell their Debentures and the shares of our Common Stock issuable upon conversion of their Debentures.

The Debentures are our general unsecured obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. The Debentures are effectively subordinated to all our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries.

The Debentures bear interest at a rate of 2.60% per annum and begin accruing interest from their date of issuance, December 20, 2006. We pay interest on the Debentures semiannually on June 15 and December 15 of each year, beginning June 15, 2007. The Debentures will mature on December 15, 2036. We will also pay additional contingent interest for the period commencing December 20, 2009, and ending on June 14, 2010 and for any six month period thereafter, from and including an interest payment date to but excluding the next interest payment date, if the average trading price per $1,000 principal amount of the Debentures for the five trading day period ending on the third trading day immediately preceding the first day of such interest period equals 120% or more of an equal principal amount of the Debentures.

Each $1,000 principal amount of the Debentures is initially convertible at your option into 16.1875 shares of our Common Stock, par value $0.00015625 per share (our “Common Stock”), subject to adjustment as described in this prospectus, under the following circumstances: (1) during any fiscal quarter ending after March 31, 2007, if the closing sale price for our Common Stock reaches a specified threshold over a specified number of Trading Days during the immediately preceding fiscal quarter, (2) if the Debentures are called for redemption, (3) if specified corporate transactions occur, or (4) during the last three months prior to maturity of the Debentures. The initial conversion rate is equivalent to an initial conversion price of approximately $61.78 per share of Common Stock. Upon conversion, for each $1,000 principal amount of Debentures a holder will receive an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we will also deliver Common Stock for the conversion value in excess of $1,000. If a holder elects to convert its Debentures in connection with a Fundamental Change, as defined in this prospectus, we will pay a make-whole premium in some circumstances by increasing the conversion rate applicable to such Debentures.

We may not redeem the Debentures prior to December 20, 2009. We may redeem some or all of the Debentures for cash on or after December 20, 2009 at 100% of their principal amount plus accrued and unpaid interest, if any.

You may require us to repurchase all or a portion of your Debentures for cash on December 15, 2009, December 15, 2011, December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031, at 100% of their principal amount plus accrued and unpaid interest, if any. In addition, if we experience a Fundamental Change, you may require us to purchase all or a portion of your Debentures, subject to specified exceptions, at 100% of their principal amount plus accrued and unpaid interest, if any.

Shares of our Common Stock are traded on the New York Stock Exchange under the symbol “IGT.”  The closing price of our Common Stock on March 8, 2007 was $40.19 per share.

The Debentures were sold initially to qualified institutional buyers and are currently trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. Debentures sold by means of this prospectus will not be eligible for trading in the PORTAL system. We have not applied, and do not intend to apply, for listing of the Debentures on any national securities exchange or automated quotation system.

We will not receive any proceeds from the sale by the selling securityholders of the Debentures or the shares of our Common Stock. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the Debentures and the Common Stock and certain other expenses, as set forth in the registration rights agreement we have entered into with the holders of the Debentures.

Investing in our securities involves risks. See the “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be sold to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in one or more supplements to this prospectus.

The date of this prospectus is March 9, 2007.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

References in this prospectus to “IGT”, the “Company”, “we”, “us” and “our” refer to International Game Technology and its subsidiaries, unless otherwise specified.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements include, without limitation, forecasts of future results, estimates of amounts not yet determinable and statements regarding our future prospects, new products, new services, developments and business strategies, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations.

All forward-looking statements are qualified by and should be read in conjunction with the risks that may cause these forward-looking statements to be inaccurate or cause our actual results to differ materially from our expectations. Certain risks are detailed in this prospectus and the documents incorporated herein by reference, including, but not limited to, under the caption “Risk Factors” in our Form 10-K for the year ended September 30, 2006.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

i

PROSPECTUS SUMMARY

International Game Technology

International Game Technology is a global company specializing in the design, manufacture, and marketing of computerized gaming equipment, systems and services. Our vision is to be the preeminent supplier of gaming products to the world. We strive to maintain a wide array of entertainment-inspired gaming product lines, targeting gaming markets in all legal jurisdictions worldwide. We are committed to providing quality gaming products at competitive prices, designed to increase the potential for improving operator profits by serving players better.

International Game Technology was incorporated in Nevada in December 1980 to acquire the gaming licensee and operating entity, IGT, and to facilitate our initial public offering. Principally serving the U.S. gaming markets when founded, we expanded into jurisdictions outside the U.S. in 1986. In addition to our main U.S. production facilities in Nevada, we manufacture gaming products in the UK and through a third party manufacturer in Japan. We currently maintain sales offices in various gaming jurisdictions around the world.

Unless the context indicates otherwise, references to “International Game Technology,” “IGT,” “we” or “our” includes International Game Technology and our wholly owned subsidiaries and their subsidiaries. Our principal executive offices are located at 9295 Prototype Drive, Reno, Nevada 89521. Our telephone number is (775) IGT-7777 and our website is www.igt.com. However, the information on our website does not constitute a part of this prospectus.

The Offering

The following summary contains basic information about the Debentures and is not a complete description of the Debentures or the offering. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Debentures, see the section entitled ‘‘Description of Debentures” in this prospectus. With respect to the discussion of the terms of the Debentures on the cover page, in this section and in the section entitled ‘‘Description of Debentures,’’ references to “IGT,”  ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ refer solely to International Game Technology and not its subsidiaries.

Debentures	$900,000,000 aggregate principal amount of 2.60% Convertible Debentures due 2036. The principal amount per Debenture is $1,000.
Maturity Date	December 15, 2036.
Interest and Payment Dates

2.60% per annum, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2007 to holders of record at the close of business on the June 1 or the December 1 immediately preceding such interest payment date. The first interest payment date includes interest from December 20, 2006, the date of the original issuance.

Interest Adjustment

We will make additional payments of interest, referred to in this prospectus as “contingent interest,” for the period commencing December 20, 2009 and ending on June 14, 2010 and for any six month period thereafter, from and including an interest payment date to but excluding the next interest payment date, if the average trading price per $1,000 principal amount of the Debentures for the five trading day period ending on the third trading day immediately preceding the first day of such interest period equals 120% or more of an equal principal amount of the Debentures. The amount of contingent interest payable per Debenture in respect of any interest period will be equal to 0.25% of the average trading price of $1,000 principal amount of Debentures during the five trading day measuring period ending on the third trading day immediately preceding the applicable interest period.

Conversion Rights

Prior to the maturity date, holders may surrender their Debentures, in integral multiples of $1,000 principal amount, for conversion into shares of our Common Stock, based on the applicable conversion rate only under the following circumstances:

•

during any fiscal quarter ending after March 31, 2007 (for conversion only during such fiscal quarter) if the closing sale price of our Common Stock for at least 20 trading days in the 30 trading day period ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share of Common Stock on the last trading day of such preceding fiscal quarter;

	•	after we call the Debentures for redemption;
	•	if specified corporate transactions occur; or
	•	at any time on or after September 15, 2036 through the business day immediately preceding the maturity date.

The initial conversion rate for the Debentures is 16.1875 shares of Common Stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $61.78 per share of Common Stock.

Upon conversion, for each $1,000 principal amount of Debentures, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value determined as described under “Description of Debentures—Conversion Consideration.” If the conversion value exceeds the principal amount of the Debentures on the conversion date, we will also deliver Common Stock for the conversion value in excess of $1,000. See “Description of Debentures—Conversion Consideration.” Holders who convert their Debentures in connection with a Fundamental Change, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Debentures—Conversion Rate Adjustments—Make Whole upon Certain Fundamental Change Transactions.”

Redemption of Debentures at Our Option

On or after December 20, 2009, we may redeem the Debentures in whole or in part, at any time or from time to time, on or upon not less than 15 nor more than 60 days’ prior notice by mail, for a cash price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including any contingent interest), if any, to but excluding the redemption date.

Repurchase of Debentures at Your Option

On December 15, 2009, December 15, 2011, December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031 a holder may require us to repurchase any outstanding Debenture for cash at a price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including any contingent interest), if any, up to but excluding the repurchase date.

Fundamental Change

Upon specified Fundamental Changes, holders will have the option to require us to repurchase all or any portion of the Debentures at a price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including any contingent interest), if any, to but excluding the repurchase date. See “Description of Debentures—Fundamental Change.”

Mandatory Disposition Pursuant to Gaming Laws

If the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of Debentures be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option, to either require such person to dispose of its Debentures or beneficial interest therein, or redeem such Debentures. See “Description of Debentures—Mandatory Disposition Pursuant to Gaming Laws.”

Tax

Each holder will be deemed to have agreed in the Indenture, for U.S. federal income tax purposes, to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 6.54%, which is the rate comparable to the rate at which we would have borrowed on a noncontingent, nonconvertible borrowing at the issue date of the Debentures. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding.

In accordance with our application of the contingent payment debt tax regulations, holders will also recognize gain or loss on the sale, purchase by us at their option, exchange, conversion or redemption of a Debenture in an amount equal to the difference between the amount realized, including the fair market value of any Common Stock received, and their adjusted tax basis in the Debenture. Any gain recognized by holders generally will be ordinary interest income; any loss with be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “Certain United States Federal Income Tax Consequences.”

EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Use of Proceeds	We will not receive any of the proceeds from the sale of any securities offered by this prospectus.
Ranking

The Debentures are our general unsecured unsubordinated obligations and rank equally in right of payment with our existing and future unsecured unsubordinated obligations. The Debentures are effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness, and will be structurally subordinated to all future and existing obligations of our subsidiaries.

Registration Rights

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (a) two years after December 20, 2006, (b) the sale pursuant to the registration statement of all the Debentures or the shares of Common Stock issuable upon conversion of the Debentures and (c) the date when the holders of the Debentures and the Common Stock issuable upon conversion thereof are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act. We will be required to pay additional amounts, subject to some limitations, to the holders of the Debentures if we fail to comply with our obligations to register the Debentures and the Common Stock issuable upon conversion of the Debentures. See ‘‘Description of Debentures—Registration Rights.’’

Guarantees	None.
Sinking Fund	None.
DTC Eligibility

The Debentures have been issued in fully registered book-entry form and will be represented by permanent Global Debentures. The Global Debentures have been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial interests in Global Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any Global Debenture may not be exchanged for certificated Debentures, except in limited circumstances described herein. See “Description of Debentures Book-Entry System.”

Form and Denomination	The Debentures are issued in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

Trading

The Debentures are currently trading in the PORTAL market. Debentures sold by means of this prospectus will not be eligible for trading on the PORTAL system. We do not intend to list the Debentures for trading on any national or other securities exchange or on Nasdaq.

Governing Law	New York.
NYSE Symbol for Common Stock	Our Common Stock is quoted on the New York Stock Exchange under the symbol “IGT.”
Risk Factors

See “Risk Factors” and other information included or incorporated by reference in prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Debentures or Common Stock issuable upon conversion thereof.

RISK FACTORS

You should carefully consider the risks described below in addition to the remainder of this prospectus and the factors discussed in the documents and other information in our Annual Report on Form 10-K for the year ended September 30, 2006 which is incorporated herein by reference before making an investment decision. The risks and uncertainties described below and in our Annual Report are not the only ones related to the Debentures, the Common Stock, the offering and our business. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the risks described below or in our Annual Report actually occurs, our business, financial condition or results of operations could be materially adversely affected, or the trading price of the Debentures and Common Stock could decline substantially and adversely affect your investment.

Risk Factors Related to the Debentures and the Offering

Our holding company structure results in structural subordination and may affect our ability to make payments on the Debentures.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the Debentures, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the Debentures or otherwise. Our subsidiaries’ ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The Debentures are exclusively obligations of IGT, and not of any of our subsidiaries, and will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the Debentures.

As of December 31, 2006 the total balance sheet liabilities of our subsidiaries were approximately $1.3 billion, of which approximately $676.4 million were jackpot liabilities offset on a dollar for dollar basis by U.S. Treasury securities, “Agency” securities (such as those of Freddie Mac and Fannie Mae) and cash.

We expect that the trading value of the Debentures will be significantly affected by the price of our Common Stock, which may be volatile.

Our Common Stock has experienced significant price and volume fluctuations. The market price of the Debentures is expected to be significantly affected by the market price of our Common Stock. This may result in a significantly greater volatility in the trading value of the Debentures than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our Common Stock, see “Risk Factors”  contained in our Annual Report on Form 10-K incorporated by reference herein.

The Debentures are not secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the Debentures.

The Debentures are not secured by any of our assets. Future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the Debentures.

Upon conversion of the Debentures, we will pay only cash in settlement of the lesser of the principal amount and conversion value thereof and we will settle any amounts in excess of principal in shares of our Common Stock.

The Debentures will be net share settled, which means that we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the Debentures and by delivering shares of our Common Stock for the conversion value in excess of the principal amount of the Debentures. Accordingly, upon conversion of a Debenture, holders may receive less than the principal amount of the Debentures and may not receive any shares of our Common Stock.

We may not have sufficient funds available to pay amounts due under the Debentures.

We are required to pay cash to holders of the Debentures:

•       upon purchase of the Debentures by us at the option of holders on December 15, 2009, December 15, 2011, December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031, at a price equal to 100% of the principal amount being offered, plus accrued and unpaid interest, if any;

•       upon purchase of the Debentures by us at the option of holders upon some Fundamental Changes, at a price equal to 100% of the principal amount being offered, plus accrued and unpaid interest, if any;

•       at maturity of the Debentures, in an amount equal to the entire outstanding principal amount; and

•       upon conversion, in an amount equal to the lesser of (i) the principal amount of the Debentures converted and (ii) the conversion value, determined in the manner set forth in this prospectus.

We may not have sufficient funds available or may be unable to arrange for additional financing to satisfy these or any of our other obligations. Our ability to pay cash to holders of the Debentures or meet our payment and other debt obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our long-term credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Debentures and our other debt and to fund other liquidity needs. A failure to pay amounts due under the Debentures upon repurchase, at maturity or upon conversion would constitute an event of default under the Indenture, which could, in turn, constitute a default under the terms of our other indebtedness.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long term senior debt or to the Debentures, could cause the liquidity or market value of the Debentures to decline significantly.

Our long term senior debt and the Debentures are rated, by rating agencies. There can be no assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

We may require you to dispose of your Debentures or redeem your Debentures if required by applicable gaming regulations.

Certain gaming authorities may, in their discretion, require the holder of any of our debt or equity securities, at such holder’s own expense, to file applications, be investigated and be found suitable to own such securities. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its Debentures or Common

Stock issued upon conversion thereof or to redeem its Debentures or Common Stock issued upon conversion thereof in order to comply with gaming laws to which we are subject.

The make-whole premium that may be payable upon a Fundamental Change may not adequately compensate you for the lost option time value of your Debentures as a result of such Fundamental Change.

If you convert Debentures in connection with certain transactions that would constitute a Fundamental Change, we may be required to issue a make-whole premium by increasing the conversion rate applicable to your Debentures, as described under “Description of Debentures—Conversion Rate Adjustments—Make Whole upon Certain Fundamental Change Transactions.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time-value of your Debentures as a result of such a Fundamental Change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a Fundamental Change occurs after December 15, 2009, there will be no such make-whole premium.

The amount you must include in your income for U.S. federal income tax purposes generally will exceed the amount of interest you receive.

Each holder will be deemed to have agreed in the indenture governing the Debentures to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. In accordance with this agreement, a holder will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, which we have determined to be 6.54%. Accordingly, holders will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, under the indenture, income recognized by a holder, if any, upon a sale, exchange, conversion or redemption of its Debentures at a gain will be characterized as ordinary income.

You may have to pay taxes on deemed distributions with respect to Common Stock into which the Debentures may be converted that you do not receive.

The price at which the Debentures are convertible into shares of Common Stock is subject to adjustment under certain circumstances, such as stock splits and combinations, stock dividends, certain cash dividends and other actions by us that modify our capital structure. See “Description of Debentures—Conversion Rate Adjustments.” If the conversion price is adjusted as a result of a distribution that is taxable to holders of our Common Stock, such as a cash dividend, holders of the Debentures may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that they do not receive such distribution. In addition, non-U.S. holders (as defined in “Certain United States Federal Income Tax Consequences”) of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Consequences.”

Upon conversion of the Debentures, you may receive consideration that is less than you expect because the value of our Common Stock may decline between the day that you exercise your conversion right and the day the conversion consideration for your Debenture is determined.

The conversion consideration that you will receive upon conversion of a Debenture is generally equal to (1) the conversion rate, multiplied by (2) the average of closing sale prices of our Common Stock on each of the ten consecutive Trading Days in the Applicable Conversion Reference Period. If we issue a notice of redemption, this ten consecutive trading day period will begin on the second Trading Day following the redemption date. Accordingly, if you exercise your conversion right soon after our issuance of a notice of redemption, the ten consecutive Trading Days may not begin for several weeks thereafter. If you exercise your conversion right prior to our having issued a notice of redemption, the ten Trading Day period will begin on the second Trading Day immediately following the conversion date. If the price of our

Common Stock decreases after we receive your notice of conversion and prior to the end of the applicable ten Trading Day period, the conversion consideration you receive may be adversely affected.

An active trading market for the Debentures may not develop.

We cannot assure you that an active trading market for the Debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Debentures or the price at which holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our Common Stock, our performance and other factors.

We continue to have the ability to incur debt after the issuance of the Debentures; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the Debentures.

The indenture governing the Debentures does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the Debentures and our creditworthiness generally.

A Fundamental Change and the provisions in the Debentures related to the occurrence of a Fundamental Change may adversely affect us or the value of the Debentures.

If a Fundamental Change event occurs we cannot assure you that we will have enough funds to purchase all of the Debentures. Our credit agreement and any future credit agreements or other agreements relating to our indebtedness may prohibit the repurchase of the Debentures upon a Fundamental Change or future agreements may provide that a Fundamental Change constitutes an event of default thereunder. If a Fundamental Change occurs at a time when we are prohibited from purchasing or redeeming Debentures, we could seek the consent of our lenders to redeem the Debentures or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the Debentures.

Please see “Description of Debentures—Fundamental Change” for a description of a “Fundamental Change” under the Debentures.

A change of control may not constitute a Fundamental Change for purposes of the Debentures.

The term Fundamental Change is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the Debentures or our Common Stock. Our obligation to offer to repurchase the Debentures upon a Fundamental Change would not necessarily afford holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, the Fundamental Change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with a Fundamental Change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

If you hold Debentures, you will not be entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our Common Stock.

If you hold Debentures, you will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but you will be subject to all changes affecting the Common Stock. You will have rights with respect to our Common Stock only if and when we deliver shares of Common Stock to you upon conversion of your Debentures, and to a limited extent, under the conversion rate adjustments applicable to the Debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of Common Stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our Common Stock.

The conversion rate of the Debentures may not be adjusted for all dilutive events, which may adversely affect the trading price of the Debentures.

The conversion rate of the Debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as certain exchange offers or an issuance of Common Stock for cash, that may adversely affect the trading price of the Debentures or our Common Stock. An event that adversely affects the value of the Debentures may occur, and the event may not result in an adjustment to the conversion rate.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of IGT and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Quarter Ended December 31, 2006	Fiscal Year Ended September 30, 2006	Fiscal Year Ended September 30, 2005	Fiscal Year Ended September 30, 2004	Fiscal Year Ended September 30, 2003	Fiscal Year Ended September 30, 2002
20.1x	23.2x	22.9x	10.6x	7.2x	5.3x

For the purposes of computing this ratio, earnings represents pre-tax income from continuing operations net of income (loss) from equity investees in excess of (less than) distributions and fixed charges (excluding capitalized interest). Fixed charges are comprised of interest expense and one-third of total rental expense. Interest expense includes capitalized interest and amortization of discount and deferred issuance costs, and excludes accretion related to jackpot winner payments as it is offset by interest income on jackpot annuity investments.

USE OF PROCEEDS

The selling securityholders will receive all the proceeds from the sale of the Debentures and shares of our Common Stock sold under this prospectus. We will not receive any cash proceeds from the sale of these securities.

PRICE RANGE OF IGT COMMON STOCK AND DIVIDEND POLICY

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “IGT.” The following table sets forth the high and low sales prices of our Common Stock as traded on the NYSE, and quarterly cash dividends declared, for the periods presented.

Fiscal 2007	High	Low	Dividends
Second Quarter (to March 8, 2007)	$48.79	$38.97	$0.130
First Quarter	46.76	40.49	0.130

Fiscal 2006	High	Low	Dividends
Fourth Quarter	$42.34	$35.48	$0.130
Third Quarter	39.39	34.71	0.125
Second Quarter	37.18	30.12	0.125
First Quarter	31.29	25.44	0.125

Fiscal 2005	High	Low	Dividends
Fourth Quarter	$29.43	$26.49	$0.125
Third Quarter	30.21	24.22	0.120
Second Quarter	33.87	26.23	0.120
First Quarter	36.67	31.23	0.120

As of March 8, 2007 there were approximately 3,061 record holders of our Common Stock. The closing price of our Common Stock as reported on the NYSE was $40.19 on March 8, 2007.

On January 2, 2007, we paid a quarterly cash dividend of $0.13 per share to shareholders of record on December 19, 2006. Holders of Debentures are not entitled to any such payment, and no adjustment in respect of the conversion rate will be made as a result thereof. The payment and amount of any dividends in the future will be subject to the discretion of our board of directors.

IGT’s transfer agent and registrar is The Bank of New York, Investor Relations Department, PO Box 11258, Church Street Station, New York, NY 10286, (800) 524-4458.

DESCRIPTION OF DEBENTURES

We issued the Debentures under an indenture, dated as of December 20, 2006, (the “Indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”) in a private transaction that was not subject to the registration requirements of the Securities Act. We also entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”), dated as of December 20, 2006, pursuant to which we agreed, for the benefit of the holders of the Debentures, to file the registration statement of which this prospectus is a part with the SEC covering resales of the Debentures, as well as the shares of our Common Stock issuable upon conversion of the Debentures. The following summarizes some, but not all, of the provisions of the Debentures, the Indenture and the Registration Rights Agreement. We urge you to read the Indenture, the Form of Certificate evidencing the Debentures and the Registration Rights Agreement in their entirety, because they, and not this description, define your rights as a holder of the Debentures and the Registration Rights Agreement.

You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section, references to “IGT,” “we,” “our” or “us” refer solely to International Game Technology and not its subsidiaries.

General

We issued $900 million aggregate principal amount of Debentures. The Debentures will mature on December 15, 2036. The Debentures rank equal in right of payment with all of our other unsecured and unsubordinated obligations.

The Debentures have been issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount. The Debentures are payable at the corporate trust office of the paying agent, which initially is an office or agency of the Trustee. The Debentures are represented by global securities registered in the name of Cede & Co., as nominee of the depositary. See “—Book-Entry System.” We may, to the extent permitted by applicable law, at any time purchase the Debentures in the open market or by tender at any price or by private agreement.

The Debentures bear cash interest at the rate of 2.60% per annum, which includes interest, from the date of original issuance, December 20, 2006. We pay interest on the Debentures semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2007, to holders of record at the close of business on the June 1 or the December 1 immediately preceding such interest payment date.

In addition, we pay contingent interest on the Debentures under the circumstances described below under “—Interest Adjustment.”

The Debentures do not have the benefit of a sinking fund.

Each payment of interest on the Debentures includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or repurchase, redemption or maturity date, as applicable). Any payment required to be made on any day that is not a business day is made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest ceases to accrue on a Debenture upon its maturity, conversion or purchase by us, at our option or at the option of a holder.

You have the option, subject to the conditions set forth below, to convert your Debentures into cash and shares, if any, of our Common Stock initially with a value equal to 16.1875 shares of Common Stock per Debenture (the “Conversion Rate”). This is equivalent to an initial conversion price of approximately $61.78 per share. The Conversion Rate is subject to adjustment if certain events occur. Upon conversion, you will receive cash and shares, if any, of our Common Stock as set forth in “—Conversion Consideration.”

Each holder is deemed to have agreed in the Indenture, for U.S. federal income tax purposes, to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 6.54%, which is the rate comparable to the rate at which we would have borrowed on a noncontingent, nonconvertible borrowing at the issue date of the Debentures. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. See “Certain United States Federal Income Tax Consequences.”

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Ranking

The Debentures are general unsecured obligations of IGT and rank equal in right of payment with all of our existing and future unsecured unsubordinated obligations.

We currently conduct substantially all our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the Debentures. None of our subsidiaries is or is required to become a guarantor of the Debentures.

The Debentures effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the Debentures.

Other than restrictions described under “—Fundamental Change” and “—Merger and Sale of Assets by IGT” below, and except for the provisions set forth under “—Conversion Rate Adjustments—Make Whole upon Certain Fundamental Change Transactions,” the Indenture does not contain any covenants or other provisions designed to afford holders of the Debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

As of December 31, 2006, the total balance sheet liabilities of our subsidiaries were approximately $1.3 billion, of which approximately $676.4 million were jackpot liabilities offset on a dollar for dollar basis by U.S. Treasury securities, “Agency” securities (such as those of Freddie Mac and Fannie Mae) and cash. We and our subsidiaries expect from time to time to incur additional indebtedness and liabilities.

Interest Adjustment

We will pay contingent interest to holders of the Debentures during the period commencing December 20, 2009 and ending on June 14, 2010 and for any six month period thereafter, from and including an interest payment date to but excluding the next interest payment date, if the average trading price (as defined below) per $1,000 principal amount of the Debentures for the five Trading Day (as defined in “—Conversion Consideration” below) period ending on the third Trading Day immediately preceding the first day of such interest period equals 120% or more of an equal principal amount of the Debentures.

During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the Debentures will equal 0.25% per annum of the average trading price of $1,000 principal amount of Debentures during the five Trading Day measuring period ending on the third Trading Day immediately preceding the applicable interest period used to determine whether contingent interest must be paid.

Contingent interest, if any, will accrue from the first day of any relevant interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the Debentures as of the record date relating to such interest payment date.

In the event of any determination that holders will be entitled to receive contingent interest with respect to an interest period, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time. If in connection with a payment of contingent interest, we determine that U.S. withholding tax may be required as described under “Certain United States Federal Income Tax Consequences—Non-U.S. Holders,” we will provide this information through a press release disseminated as provided above.

The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per Debenture obtained by us or a financial institution engaged by us for this purpose for $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by us or such financial institution, but one such bid can reasonably be obtained by us or such financial institution, this one bid shall be used. If we or such financial institution cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price of the Debentures will equal (a) the applicable conversion rate of the Debentures, multiplied by (b) the closing sale price on the NYSE of our Common Stock on such determination date. We, or upon our request a financial institution engaged by us for this purpose, will determine the trading price.

Redemption Rights

We must repay the Debentures at their stated maturity on December 15, 2036, unless earlier redeemed, repurchased or converted. The circumstances in which we may, or we are required to, redeem the Debentures prior to their stated maturity are described below.

Prior to December 20, 2009, we do not have the right to redeem the Debentures. We have the right to redeem the Debentures in whole or in part, at any time or from time to time, on or after December 20, 2009, upon not less than 15 nor more than 60 days’ prior notice by mail, for a cash price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including any contingent interest), if any, up to the redemption date.

If we decide to redeem fewer than all of the outstanding Debentures, the Trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the Trustee considers appropriate or in any manner required by the depositary.

If the Trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed first to be from the portion selected for redemption.

In the event of any redemption in part, we are not required to:

•       issue, register the transfer of or exchange any Debenture during a period beginning at the opening of business 15 days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed, or

•       register the transfer of or exchange any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

Conversion Rights

Subject to the conditions described below, you may convert your Debentures into cash and shares, if any, of our Common Stock at an initial conversion rate of 16.1875 shares of Common Stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $61.78 per share). The conversion rate and the equivalent conversion price in effect at any given time will be subject to adjustment as described below. If a Debenture has been called for redemption, holders will be entitled to convert such Debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder’s Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

You may surrender your Debentures for conversion into cash and shares, if any, of our Common Stock at the applicable conversion rate prior to stated maturity under any of the following circumstances:

•       during any fiscal quarter ending after March 31, 2007 (and only during such fiscal quarter), if the closing sale price of our Common Stock for at least 20 Trading Days in the 30 Trading Day period ending on the last Trading Day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share of Common Stock on the last day of such preceding fiscal quarter;

•       to the extent we have called your Debentures for redemption;

•       upon the occurrence and continuance of specified corporate transactions; or

•       at any time on or after September 15, 2036 through the business day immediately preceding the maturity date.

Conversion Upon Satisfaction of Market Price Condition

During any fiscal quarter ending after March 31, 2007 (and only during such fiscal quarter), you may surrender your Debentures for conversion into cash and shares, if any, of our Common Stock if the closing sale price of our Common Stock for at least 20 Trading Days in the 30 Trading Day period ending on the last Trading Day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share of our Common Stock on the last Trading Day of such preceding fiscal quarter. The “conversion price” per share of our Common Stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate.

The “closing sale price” of our Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the NYSE or, if our Common Stock is not listed on the NYSE, then as reported by the Nasdaq Stock Market or the principal other national or regional securities exchange on which the shares of our Common Stock are then traded or, if our Common Stock is not listed or approved for trading on the Nasdaq Stock Market or another national or regional securities exchange, on the principal market on which shares of our Common Stock are then traded. If our Common Stock is not so traded, the “closing sale price” will be the average of the midpoint of the last bid and ask prices for shares of our Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Upon Notice of Redemption

You may surrender for conversion any of your Debentures called for redemption at any time prior to the close of business one business day prior to the redemption date for your Debentures, even if it is not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•       distribute to all holders of our Common Stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our Common Stock at less than the current market price at the time, or

•       distribute to all holders of our Common Stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing sale price of our Common Stock on the day preceding the declaration date for such distribution, we must notify the holders of Debentures at least 25 scheduled Trading Days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

In addition, if we are party to any transaction or event that constitutes a Fundamental Change, including any event that would be a Fundamental Change but for the existence of an exception specified in clause (A) or (B) of the definition thereof, a holder may surrender Debentures for conversion at any time from and after the 15th scheduled Trading Day prior to the anticipated effective date of such transaction or event until the repurchase date (or if there is no repurchase date with respect to such event, the 15th day after the effective date thereof) corresponding to such event. In some circumstances a holder will be entitled to additional shares as described below under “—Conversion Rate Adjustments—Make Whole upon Certain Fundamental Change Transactions”. We will notify holders not later than 25 scheduled Trading Days prior to the anticipated effective date, describing the conversion right and the increase to conversion, if any.

You also have the right to convert your Debentures if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our Common Stock would be converted into cash, securities and/or other property that does not also constitute a Fundamental Change, including any event that would be a Fundamental Change but for the existence of an exception specified in clause (A) or (B) of the definition thereof. In such event, you will have the right to convert your Debentures at any time beginning 15 scheduled Trading Days prior to the date that is the anticipated effective date of such transaction and ending on the 15th scheduled Trading Day following the effective date of such transaction. We will notify holders at least 25 scheduled Trading Days prior to the anticipated effective date of such transaction. If the transaction also constitutes a Fundamental Change, you will also have the right to require us to repurchase your Debentures as set forth below under “—Fundamental Change” in lieu of conversion.

If we are a party to a consolidation, merger or binding share exchange pursuant to which our Common Stock is converted into cash, securities or other property, then at the effective time of the transaction, the Conversion Value (as defined under “—Conversion Consideration”) will be determined based upon the kind and amount of cash, securities or other property that a holder of a number of shares of Common Stock equal to the conversion rate would have received in the transaction. In the event holders of our Common Stock have the opportunity to elect the form of consideration to be received in any such transaction, we will make adequate provision whereby the holders of the Debentures shall have a reasonable opportunity to determine the form of consideration into which all of the Debentures, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to our ability to settle the conversion obligation in cash). Any such determination shall be subject to any limitations to which all of the holders of the Common Stock are subject, such as pro-rata reductions applicable to any portion of the consideration to be paid. We will agree in the Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Conversion Three Months Prior to Stated Maturity

You may surrender the Debentures for conversion at any time on or after September 15, 2036 until the close of business on the business day immediately preceding the maturity date.

Conversion Rate and Conversion Procedures

The initial conversion rate is a value equal to 16.1875 shares of Common Stock for each Debenture. This is equivalent to an initial conversion price of approximately $61.78 per share of Common Stock.

Upon conversion of a Debenture, a holder will not receive any cash payment of interest (including contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our Common Stock into which their Debentures are convertible will be deemed to satisfy our obligation with respect to such Debentures. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Debentures at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Debentures at any time after the close of business on the applicable regular record date.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the Debentures are in certificated form, with the certificated security (the date of such delivery of notice, the “conversion date”), to the conversion agent who will, on your behalf, convert the Debentures into cash and shares, if any, of Common Stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder submits its Debentures for conversion between a record date and the opening of business on the next interest payment date, such holder must pay funds equal to the interest payable on the converted principal amount; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a Fundamental Change that is after a record date and on or prior to the next interest payment date, or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Debentures. We will not be required to convert any Debentures that are surrendered for conversion without payment of interest as required by this paragraph.

Conversion Consideration

If you surrender your Debentures for conversion, you will receive, on the third Trading Day following the last day of the Applicable Conversion Reference Period, in respect of each $1,000 principal amount of Debentures, cash in an amount equal to the lesser of (1) $1,000 or (2) the Conversion Value (as described below); and a number of shares of our Common Stock equal to the sum of the Daily Share Amounts (calculated as described below) for each of the ten consecutive Trading Days in the Applicable Conversion Reference Period (as defined below), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the Debentures. The cash payment for fractional shares will be based on the closing sale price of our Common Stock on the last Trading Day of the Applicable Conversion Reference Period.

The “Applicable Conversion Reference Period” means:

•       for Debentures that are converted after we have specified a redemption date, the ten consecutive Trading Days beginning on the second Trading Day following the redemption date (in the case of a partial redemption, this clause applies only to those Debentures which would be actually redeemed); or

•       in all other cases, the ten consecutive Trading Days beginning on the second Trading Day following the conversion date.

The “Conversion Value” is equal to (1) the applicable conversion rate, multiplied by (2) the average of the closing sale prices of our Common Stock on each of the ten consecutive Trading Days in the Applicable Conversion Reference Period.

The “Daily Share Amount” for each day in the Applicable Conversion Reference Period is equal to the greater of:

•       zero; or

•       a number of shares determined by the following formula:

(closing sale price of our Common Stock on that Trading Day × applicable conversion rate) - $1,000
10 × closing sale price of our Common Stock on that Trading Day

“Trading Day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our securities generally occurs on the NYSE, or if our Common Stock is not listed on the NYSE, then as reported by the Nasdaq Stock Market or the principal other national or regional securities exchange on which the shares of our Common Stock are then traded or, if our Common Stock is not listed or approved for trading on the Nasdaq Stock Market or another national or regional securities exchange, on the principal market on which shares of our Common Stock are then traded. If our Common Stock is not so listed or traded, “Trading Day” shall have the same meaning as business day.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal market on which the Common Stock is listed or approved for trading) in the shares of our Common Stock or in any options, contracts or future contracts relating to shares of our Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

If a holder tenders Debentures for conversion and the Conversion Value is being determined at a time when the Debentures are convertible into other property in addition to or in lieu of our Common Stock, the Conversion Value of each Debenture and the Daily Share Amount will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Common Stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the Applicable Conversion Reference Period.

Conversion Rate Adjustments

The conversion rate is subject to adjustment upon the following events:

(1)         The payment of dividends and other distributions payable exclusively in our Common Stock on our Common Stock.

(2)         The issuance to all holders of our Common Stock of rights or warrants that allow the holders to purchase shares of our Common Stock at less (or having a conversion price per share less) than the closing sale price of our Common Stock on the business day immediately preceding the ex-dividend date for such distribution; provided that no adjustment will be made if holders of the Debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases.

(3)         Subdivisions or combinations of our Common Stock.

(4)         The payment of dividends and other distributions to all holders of our Common Stock consisting of our debt, securities or assets or certain rights to purchase our securities, except for dividends referred to in clause (1) above, those rights or warrants referred to in clause (2) above and dividends and other distributions paid exclusively in cash, (provided that no adjustment will be made if all holders of the Debentures may participate in the transactions), in which event the conversion rate will be increased by multiplying it by a fraction,

•        the numerator of which will be the closing sale price of our Common Stock on the ex-dividend date for the distribution; and

•        the denominator of which will be (i) the closing sale price of our Common Stock on the ex-dividend date for the distribution, minus (ii) the fair market value, as determined by our board of directors, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock.

(5)         Distributions of cash to all holders of our Common Stock (excluding any quarterly cash dividend on our Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed $0.13 (the “dividend threshold amount”)), in which event the conversion rate will be increased by multiplying it by a fraction,

•        the numerator of which will be the closing sale price of our Common Stock as of the Trading Day before the ex-dividend date with respect to the distribution; and

•        the denominator of which will be (i) the closing sale price of our Common Stock as of the Trading Day before the ex-dividend date minus (ii) the amount in cash per share we distribute to holders of our Common Stock in excess of the dividend threshold amount;

provided that if an adjustment is required to be made under this clause (5) as a result of a distribution that is not a regular quarterly cash dividend, the dividend threshold amount will be deemed to be zero. The dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (5).

As used in this section, “ex-dividend date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

(6)         The payment to holders of our Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our Common Stock to the extent that the cash and value of any other consideration included in the payment per share of our Common Stock exceeds the closing sale price of our Common Stock on the Trading Day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be increased by multiplying it by a fraction,

•        the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our Common Stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our Common Stock outstanding less any such purchased shares and the closing sale price of our Common Stock on the Trading Day next succeeding the expiration of the tender or exchange offer; and

•        the denominator of which will be the product of the number of shares of our Common Stock outstanding, including any such purchased shares, and the closing sale price of our Common Stock on the Trading Day next succeeding the expiration of the tender or exchange offer.

If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our Common Stock issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, there will not be any adjustment to the conversion rate as a result of:

•       the issuance of rights;

•       the distribution of separate certificates representing rights;

•       the exercise or redemption of rights in accordance with any rights agreement; or

•       the termination or invalidation of rights.

The applicable conversion price will not be adjusted upon certain events or for certain amounts, including but not limited to:

•       upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of IGT and the investment of additional optional amounts in shares of our Common Stock under any plan;

•       upon the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of IGT;

•       except as described above, ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•       any accrued and unpaid interest or additional interest; or

•       upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Debentures were first issued.

We may also increase the conversion rate as permitted by law for at least 20 business days, so long as the increase is irrevocable during the period.

No adjustment in the applicable conversion price is required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the affected Debentures at the time we mail a notice of redemption and on the day 5 days prior to maturity and thereafter any conversion rate adjustment shall be made without regard to the 1% threshold described in the preceding sentence. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any shares of our Common Stock, or securities convertible into or exchangeable for our Common Stock.

Make Whole upon Certain Fundamental Change Transactions

If a Fundamental Change pursuant to paragraphs (1) or (2) of the definition thereof or, upon an event that would have been a Fundamental Change under paragraphs (1) or (2) of the definition thereof but for the existence of the exception described in clause (A) in the definition thereof, occurs prior to December 20, 2009, and if you elect to convert your Debentures in connection with any such Fundamental Change (any conversion during the period beginning with the 15th scheduled Trading Day before the anticipated effective date of such a transaction and ending on the repurchase date or, if there is no repurchase date, on the 15th scheduled Trading Day after the effective date, as the case may be (the “Fundamental Change Conversion Period”), will be deemed to be “in connection with” a Fundamental Change, regardless of any other condition to conversion), the conversion rate for any such Debentures tendered for conversion will be increased by a number of additional shares of our Common Stock (the “Additional Shares”). We will notify holders not later than 25 scheduled Trading Days prior to the anticipated effective date, describing the Fundamental Change and rights to Additional Shares hereunder. The number of Additional Shares will be determined by reference to the table below, based on the date on which such Fundamental Change transaction occurs or becomes effective (the “Effective Date”) and the price (the “Share Price”) paid per share for our Common Stock in such Fundamental Change transaction. If holders of our Common Stock receive only cash in such Fundamental Change transaction, the Share Price will be the cash amount paid per share. Otherwise, the Share Price will be the average of the closing sale prices of our Common Stock over the five Trading Day period ending on the Trading Day preceding the Effective Date.

The Share Prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is otherwise adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the Share Price paid per share of our Common Stock in the Fundamental Change transaction and the number of additional shares per $1,000 principal amount of Debentures by which the conversion rate will be increased:

	Share Price
Effective Date	$45.76	$50.00	$55.00	$61.78	$65.00	$70.00	$80.00	$90.00	$100.00	$120.00	$140.00	$160.00
December 20, 2006	5.66	4.39	3.30	2.24	1.90	1.45	0.91	0.60	0.41	0.24	0.16	0.11
December 15, 2007	5.66	4.13	2.96	1.84	1.52	1.08	0.60	0.35	0.22	0.12	0.08	0.06
December 15, 2008	5.66	3.84	2.51	1.29	1.00	0.59	0.23	0.10	0.06	0.04	0.03	0.02
December 20, 2009	5.66	3.81	1.99	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

•       If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year.

•       If the Share Price is greater than $160.00 per share (subject to adjustment), the conversion rate will not be adjusted.

•       If the Share Price is less than $45.76 per share (subject to adjustment), the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our Common Stock issuable upon conversion exceed 21.8531 shares per $1,000 principal amount of Debentures, subject to adjustments in the same manner as the conversion rate as set forth above under “—Conversion Rate Adjustments.”

Settlement of Conversions in a Fundamental Change

As described above under “—Conversion Rate Adjustments” in the case of any Fundamental Change, that is a Fundamental Change pursuant to clause (2) in the definition thereof, upon effectiveness of such Fundamental Change, the Debentures will be convertible into cash and other property, as applicable.

If, as described above, we are required to increase the conversion rate by the Additional Shares as a result of such a Fundamental Change, Debentures surrendered for conversion will be settled as follows:

•       If the last day of the Applicable Conversion Reference Period related to Debentures surrendered for conversion is prior to the third Trading Day preceding the effective date of the Fundamental Change, we will settle such conversion as described under “—Conversion Consideration” above by delivering the amount of cash and shares of our Common Stock, if any, based on the conversion rate then in effect without regard to the number of Additional Shares to be added to the conversion rate as described above, on the third Trading Day immediately following the last day of the Applicable Conversion Reference Period. In addition, as soon as practicable following the effective date of the Fundamental Change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our Common Stock, if any, as if the conversion rate had been increased by such number of Additional Shares during the related Applicable Conversion Reference Period and based upon the average of the closing sale prices of our Common Stock during such Applicable Conversion Reference Period. If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our Common Stock, we will deliver such increase by delivering reference property based on such increased number of shares of Common Stock.

•       If the last day of the Applicable Conversion Reference Period related to Debentures surrendered for conversion is on or following the third scheduled Trading Day preceding the effective date of the Fundamental Change, we will settle such conversion as described under “—Conversion Consideration” above based on the conversion rate as increased by the Additional Shares described above on the later to occur of (1) the effective date of the transaction or (2) the third Trading Day immediately following the last day of the Applicable Conversion Reference Period.

Repurchase Rights

Holders have the right to require us to repurchase the Debentures on December 15, 2009, December 15, 2011, December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031, each of which we refer to as a “repurchase date.” We will be required to repurchase any outstanding Debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors—We may not have sufficient funds available to pay amounts due under the Debentures.”

The repurchase price is payable in cash and will be equal to 100% of the principal amount of Debentures to be repurchased, plus accrued and unpaid interest (including any contingent interest), if any, on such repurchase date.

A holder’s notice electing to require us to repurchase such holder’s Debentures must state:

•       if certificated Debentures have been issued, the Debentures’ certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•       the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000; and

•       that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. If a holder of Debentures delivers a repurchase notice, it may not thereafter surrender such Debentures for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•       the principal amount of the withdrawn Debentures;

•       if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•       the principal amount, if any, which remains subject to the repurchase notice.

If the Debentures are held in book entry form the above notices must also comply with the appropriate procedures of DTC.

A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the Debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debentures on the business day following the repurchase date, then:

•       the Debentures will cease to be outstanding;

•       interest, including any contingent interest, will cease to accrue; and

•       all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the Debentures is made or whether or not the Debentures are delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

Fundamental Change

If a Fundamental Change occurs, you will have the right, at your option, to require us to repurchase for cash all of your Debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of Debentures to be repurchased plus accrued and unpaid interest (including any contingent interest), if any, on the repurchase date.

Within 30 days after we know or reasonably should know of the occurrence of a Fundamental Change, we are obligated to give to the holders of the Debentures notice of the Fundamental Change and of the repurchase right arising as a result of the Fundamental Change. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice, written notice to the Trustee of your exercise of your repurchase right, together with the Debentures with respect to which the right is being exercised. We are required to repurchase the Debentures on the date that is no more than 45 days after the date of our notice.

A holder’s notice electing to require us to repurchase such holder’s Debentures in connection with a Fundamental Change must state:

•       if certificated Debentures have been issued, the Debentures’ certificate numbers, or if not certificated;

•       the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000; and

•       that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. If a holder of Debentures delivers a repurchase notice, it may not thereafter surrender such Debentures for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•       the principal amount of the withdrawn Debentures;

•       if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

•       the principal amount, if any, which remains subject to the repurchase notice.

If the Debentures are held in book entry form the above notices must also comply with the appropriate procedures of DTC.

A “Fundamental Change” will be deemed to have occurred at the time after the Debentures are originally issued that any of the following occurs:

(1)   any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2)   we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•        involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock, or

•        pursuant to which the holders of our Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

•        which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Common Stock solely into shares of Common Stock of the surviving entity;

(3)   the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4)   a termination of trading.

However, a Fundamental Change will not be deemed to have occurred if either

(A)  the closing sale price per share of Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change relating to an acquisition of capital stock, or the period of 10 consecutive Trading Days ending immediately before the Fundamental Change, in the case of Fundamental Change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Debentures in effect on each of those Trading Days, or

(B)   at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a Fundamental Change under clause (1) and/or clause (2) above consists of shares of Common Stock or American Depositary Receipts traded on a national securities exchange (or will be so traded immediately following the merger or consolidation) and as a result of the merger or consolidation the Debentures become convertible into such consideration.

For purposes of these provisions:

•       a “continuing director” means any individual who on the original issuance date of the Debentures was a member of our board of directors, together with any new directors whose election or, solely to fill the vacancy of a continuing director, appointment by such board of directors or whose nomination for election by the stockholders of IGT was approved by a vote of a majority of the directors of IGT then still in office who were either directors on the original issuance date of the Debentures or whose election, appointment (in the case of a vacancy of a continuing director) or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as a nominee for director.

•       a “termination of trading” will be deemed to have occurred if our Common Stock (or other common stock into which the Debentures are then convertible) is neither listed or approved for trading on a U.S. national securities exchange.;

•       whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•       “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of Debentures. We will comply with this rule to the extent it applies at that time.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase its Debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of IGT’s and its subsidiaries’ assets may be uncertain.

The foregoing provisions would not necessarily provide the holders of Debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

If a Fundamental Change were to occur, we may not have sufficient funds to pay the Fundamental Change repurchase price. See “Risk Factors—We may not have sufficient funds available to pay amounts due under the Debentures.” In particular, we have, and may in the future incur, other indebtedness with similar Fundamental Change provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the Debentures when required following a Fundamental Change, we will be in default under the Indenture.

Merger and Sales of Assets by IGT

We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•       if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall (1) be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or (2) we have received an opinion of nationally recognized counsel experienced in such matters to the effect that, under the relevant laws (as in effect at the date of the merger or consolidation, but taking into account reasonably expected changes in laws), (i) investors in the Debentures and the Common Stock issuable upon conversion of the Debentures will be subject to tax for U.S. federal income tax purposes with respect to their investment in the Debentures after such transaction in the same amount, at the same time and otherwise in the same manner as prior to such transaction, and (ii) the net amount of payments to be received by the holders of the Debentures or the Common Stock issuable upon conversion of the Debentures will not be less than the amounts that such holders would have been entitled to receive prior to the merger or consolidation and, in each case, the surviving person shall execute and deliver to the Trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Debentures and the performance of each of our other covenants under the Indenture, and

•       in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Mandatory Disposition Pursuant to Gaming Laws

Each holder, by accepting Debentures, is deemed to have agreed that if the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of Debentures be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we have the right, at our option:

•       to require such person to dispose of its Debentures or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority, or

•       to redeem such Debentures at a redemption price equal to:

(1)   the lesser of:

(a)           such person’s cost; and

(b)          $1,000, plus accrued and unpaid interest (including any contingent interest), if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so required or prescribed by the applicable gaming authority; or

(2)   such other amount as may be required by applicable law or by order of any applicable gaming authority.

We shall notify the Trustee in writing of any such redemption as soon as practicable. We shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

In addition, if any Debentures are held in trust by an agent or by a nominee, the record holder of any Debentures may be required to disclose the identity of the beneficial owner of any Debentures to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

Events of Default

The following are events of default with respect to the Debentures:

•       default for 30 days in payment of any interest (including contingent interest, if any) due and payable on the Debentures;

•       default in payment of principal of the Debentures and accrued and unpaid interest (including contingent interest, if any) at maturity, upon redemption, repurchase or following a Fundamental Change, when the same becomes due and payable;

•       we fail to provide notice of the occurrence of a Fundamental Change as required by the Indenture;

•       default in our obligation to deliver cash or shares of Common Stock, if any, required to be delivered upon conversion of the Debentures, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any Debentures and such default continues for a period of 5 days or more;

•       default by us or any of our Significant Subsidiaries (as defined in the Indenture) under any instrument or instruments evidencing indebtedness (other than the Debentures) having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

•       default in the payment of any of our or any of our Significant Subsidiaries’ indebtedness for money borrowed in an aggregate principal amount exceeding $100,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity if such default shall continue more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

•       default in our performance of any other covenants or agreements in respect of the Debentures contained in the Indenture or the Debentures for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; or

•       certain events of bankruptcy, insolvency and reorganization of us or our Significant Subsidiaries.

Notwithstanding the foregoing, the Indenture provides that, to the extent elected by us, the sole remedy for an event of default described in the 7th bullet above relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended or as otherwise required to be filed pursuant to the Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, for the first 60 days after the occurrence of such an event of default consists exclusively of the right to receive additional interest on the Debentures at an annual rate equal to 0.25% of the principal amount of the Debentures (the “extension fee”). This additional interest is in addition to any additional interest that may accrue as a result of a registration default as described below under “—Registration Rights” and is payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding Debentures from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 60th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 60th day), such extension fee will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 60th day, the Debentures will be subject to acceleration as provided herein. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Debentures in the event of the occurrence of any other event of default and will have no effect on the rights of holders of Debentures under the Registration Rights Agreement. In the event that we do not elect to pay the extension fee upon an Event of Default in accordance with this paragraph, the Debentures will be subject to acceleration as provided herein. To make such election, we must give notice to the Trustee for holders prior to the day any such event of default occurs.

The Indenture requires that we file annually with the Trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture that could mature into an event of default described in the fourth or fifth clause above.

The Indenture provides that if an event of default occurs and is continuing with respect to the Debentures, either the Trustee or the registered holders of at least 25% in aggregate principal amount of the Debentures may declare the principal amount plus accrued and unpaid interest (including contingent interest), if any, on the Debentures to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest (including contingent interest), if any on the Debentures will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Debentures have been cured (other than the nonpayment of principal of the Debentures which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of Debentures may rescind the declaration of acceleration.

A holder of Debentures may pursue any remedy under the Indenture only if:

•       the holder gives the Trustee written notice of a continuing event of default for the Debentures;

•       the holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy;

•       the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee;

•       the Trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•       during that 60-day period, the holders of a majority in principal amount of the Debentures do not give the Trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of Debentures to sue for enforcement of payment of the principal of or interest on the holder’s Debentures on or after the respective due dates expressed in its Debentures or the holder’s right to convert its Debentures in accordance with the Indenture.

The Trustee is entitled under the Indenture, subject to the duty of the Trustee during a default to act with the required standard of care, to reasonable indemnification before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the Debentures or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of the Debentures, or would involve the Trustee in personal liability.

The Indenture provides that while the Trustee generally must mail notice of a default or event of default to the registered holders of the Debentures within 90 days of occurrence, the Trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the Debentures consent to it. Without the consent of the holder of each Debenture, however, no modification may:

•       reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver;

•       reduce any rate of interest or change the time for payment of interest on the Debentures;

•       reduce the calculation of the value of our Common Stock to which reference is made in determining whether any contingent interest will be payable on the Debentures, or change the method by which this value is calculated;

•       reduce the principal amount of the Debentures or change their final stated maturity;

•       reduce the redemption or repurchase price of the Debentures or change the time at which the Debentures may or must be redeemed or repurchased;

•       make payments on the Debentures payable in currency other than as originally stated in the Debentures;

•       impair the holder’s right to institute suit for the enforcement of any payment on the Debentures;

•       make any change in the percentage of principal amount of Debentures necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

•       waive a continuing default or event of default regarding any payment on the Debentures; or

•       adversely affect the conversion or repurchase provisions of the Debentures.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debentures in some circumstances, including:

•       to cure any ambiguity, omission, defect or inconsistency;

•       to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

•       to provide for uncertificated Debentures in addition to or in place of certificated Debentures;

•       to provide any security for or guarantees of the Debentures;

•       to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

•       to add covenants that would benefit the holders of Debentures or to surrender any rights we have under the Indenture;

•       to add events of default with respect to the Debentures;

•       to add circumstances under which we will pay additional interest on the Debentures; or

•       to make any change that does not adversely affect any outstanding Debentures in any material respect.

The holders of a majority in principal amount of the outstanding Debentures generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any Debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Debentures

We are responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the market prices of the Debentures and of our Common Stock, any interest payable on the Debentures, the Conversion Value, the Daily Share Amount and the conversion price of the Debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Governing Law

The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Wells Fargo Bank, National Association, is the Trustee, registrar, paying agent and conversion agent.

If an event of default occurs and is continuing, the Trustee is required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee is obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

The Debentures have been issued in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debentures are exchangeable for other Debentures, for the same principal amount and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the Trustee as security registrar for the Debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Debentures.

In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any Debentures either:

•       during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

•       if the Debentures have been called for redemption in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.

Payment and Paying Agents

Payments on the Debentures will be made in U.S. dollars at the office of the Trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global Debentures, by wire transfer. We will make any required interest payments to the person in whose name each Debenture is registered at the close of business on the record date for the interest payment.

The Trustee has been designated as our paying agent for payments on the Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

We will replace any Debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Debentures or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Debentures, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Debentures before a replacement Debenture will be issued.

Book-Entry System

The Debentures are represented by global securities (each a “Global Security”). Each Global Security has been deposited with the Trustee as custodian on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee. Except under circumstances described below, the Debentures will not be issued in definitive form.

Upon the issuance of a Global Security, DTC credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security is limited to persons who have accounts with DTC (“participants”) or persons who may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or the participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security are not entitled to have the Debentures represented by that Global Security registered in their names, are not entitled to receive physical delivery of the Debentures in definitive form, and are not considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the Debentures registered in the name of Cede & Co. will be made to Cede & Co. as the registered owner of the relevant Global Security. Neither IGT, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC, upon receipt by Cede & Co. of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have the Debentures represented by a Global Security and, in such event, will issue the Debentures in definitive form in exchange for the entire Global Security relating to the Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the Debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Registration Rights

As required under the Registration Rights Agreement, we have, at our expense, filed with the SEC the registration statement of which this prospectus is a part, covering resales of the Debentures and the shares of Common Stock, issuable upon conversion of the Debentures (together, the “Registrable Securities”).

In the Registration Rights Agreement we have agreed to:

•       use our reasonable best efforts to keep the registration statement effective until the earliest of:

•        two years after the last date of original issuance of any of the Debentures;

•        the date when non-affiliate holders of the Registrable Securities are able to sell all such securities pursuant to paragraph (k) of Rule 144 under the Securities Act;

•        the date when all of the holders of the Registrable Securities that complete and deliver in a timely manner the selling securityholder Notice and Questionnaire described below are registered under the registration statement of which this prospectus is a part and the Registrable Securities so registered are disposed of in accordance with the registration statement of which this prospectus is a part; and

•        the date when there are no outstanding Registrable Securities.

We will provide to each holder of Registrable Securities that delivered to us a completed Notice and Questionnaire, in the form attached to the Registration Rights Agreement, copies of the prospectus that will be part of the registration statement and take certain other actions required to permit public resales of the Registrable Securities of such holders. We may suspend the holder’s use of the registration statement for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period under certain circumstances related to acquisition or divestiture of assets, pending corporate developments or other similar events. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If, at any time after the effectiveness date of the registration statement and prior to the second anniversary of the last date on which any Debentures were issued, the registration statement ceases to be effective or usable other than as a result of a suspension period and (1) we do not restore the effectiveness of the registration statement within ten business days by a post-effective amendment or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period described in the preceding paragraph, by the 45th day in any 90-day period, or if the suspension periods exceed 90 days in the aggregate in any 360-day period, (a “registration default”), additional interest as liquidated damages will accrue on the Debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid in cash semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at a rate per year equal to:

•       0.25% of the principal amount of a Debenture to and including the 90th day following such registration default; and

•       0.50% of the principal amount of a Debenture from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%. If a holder converts some or all of its Debentures into Common Stock when there exists a registration default with respect to the Common Stock, the holder will not be entitled to receive additional amounts on such Common Stock. However, such holder will receive, on the settlement date for any Debentures submitted for conversion during a registration default, accrued and unpaid additional amounts to the conversion date relating to such settlement date. In addition, in no event will additional interest be payable in connection with a registration default relating to a failure to register the Common Stock deliverable upon a conversion of the Debentures. For the avoidance of doubt, if we fail to register both the Debentures and the Common Stock deliverable upon conversion of the Debentures, the additional amounts will be payable in connection with the registration default relating to the failure to register the Debentures. A holder will not be entitled to additional interest unless it has provided all information requested by the Notice and Questionnaire prior to the deadline. All references in this prospectus to interest shall include any additional interest to the extent then payable.

A holder who elects to sell any Registrable Securities pursuant to the registration statement of which this prospectus is a part is required to be named as a selling security holder in this prospectus, will be required to deliver or make available a copy of this prospectus to purchasers, will be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification and contribution provisions.

We agreed in the Registration Rights Agreement to use our best efforts to cause the Common Stock issuable upon conversion of the Debentures to be listed on the New York Stock Exchange. However, if our Common Stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the Common Stock issuable upon conversion of the Debentures to be quoted or listed on whichever market or exchange our Common Stock is then quoted or listed, upon effectiveness of the registration statement of which this prospectus is a part.

We will pay all expenses of the registration statement of which this prospectus is a part; however, each holder is required to bear the expense of any broker’s commission, agency fee, transfer taxes or underwriter’s discount or commission.

The plan of distribution contained in the registration statement of which this prospectus is a part will permit resales of registrable securities by the selling security holders through broker-dealers.

DESCRIPTION OF IGT COMMON STOCK

The following description of our Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions set forth in our articles of incorporation and our bylaws, each as amended to date.

We are authorized to issue 1,280,000,000 shares of Common Stock, par value $.00015265 per share. All issued and outstanding shares of Common Stock are fully paid and non-assessable. Each stockholder is entitled to one vote for each share held. The shares of Common Stock do not have cumulative voting rights in connection with the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so. Holders of the Common Stock share pro rata in any distribution to stockholders upon liquidation. They have no preemptive rights to subscribe for any Common Stock or other securities of ours, nor do they have any redemption or conversion rights. Holders of the Common Stock have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

No preferred stock is authorized or outstanding, and we do not have a shareholder rights plan.

Nevada Statutory Restrictions on Business Combinations and Corporate Control

The Nevada Combinations With Interested Stockholders Act (the “Business Combinations Act”) and the Nevada Acquisition of Controlling Interest Act (the “Control Shares Act”) may have the effect of delaying or making it more difficult to effect a change in control of IGT.

Control Shares Act

Under the Control Shares Act, Sections 78.378 to 78.3793 of the Nevada Revised Statutes, an “acquiring person” who acquires a “controlling interest” in an “issuing corporation” may not exercise voting rights on any “control shares” unless such voting rights are conferred by a resolution of the stockholders of the issuing corporation at an annual meeting or a special meeting of its stockholders held upon the request and at the expense of the acquiring person. The resolution must be approved by a majority vote of the voting power of the issuing corporation (and if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares of the issuing corporation, the holders of a majority of each class or series affected) but excluding those shares as to which any interested stockholder exercises voting rights. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the Control Shares Act, an “acquiring person” means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. “Controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded. Once an acquiror crosses one of the above thresholds, those shares in the immediate offer or acquisition and those shares acquired within 90 days immediately preceding the date when the acquiror became an acquiror become “Control Shares” and those Control Shares are deprived of the right to vote until approval of a resolution of the stockholders of the issuing corporation confers the voting rights in the manner previously described. “Issuing corporation” means a corporation which is organized in Nevada, has 200 or more shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and does business in Nevada directly or through an affiliated corporation. We would likely be considered an “Issuing Corporation.” The Control Shares Act does not apply if the articles of incorporation or by-laws of the Issuing Corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the Control Shares Act does not apply. Neither our articles nor our bylaws exempt us from the restrictions imposed by the Control Shares Act.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the Nevada Revised Statutes, restrict the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for three years after the date that the person first became an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. If this approval is not obtained, then after the expiration of the three year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or the combination is (a) a combination approved by the board of directors of the resident domestic corporation before the date that the person first became an interested stockholder, (b) a combination with an interested stockholder if the transaction by which the person became an interested stockholder was approved by the board of directors of the resident domestic corporation before the person became an interested stockholder, or (c) a combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination, at a meeting called for that purpose no earlier than 3 years after the date that the person first became an interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation, or (z) representing 10% or more of the earning power or net income of a corporation.

The Business Combinations Act does not apply to corporations that so elect in an article amendment approved by a majority of the disinterested shares. Such an article amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles do not exempt us from the restrictions imposed by the business combination provisions.

SELLING SECURITYHOLDERS

We originally sold the Debentures to a number of initial purchasers in December 2006, in a private placement that was exempt from the registration requirements of the Securities Act. The Debentures were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. Selling securityholders who may use this prospectus from time to time to offer or sell any or all of their Debentures and shares of our Common Stock issuable upon conversion of the Debentures include the initial purchasers’ transferees, pledgees, donees and their successors.

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of Debentures and shares of our Common Stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the Debentures or the Common Stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the principal amount of Debentures beneficially owned prior to the offering and offered hereby and the number of shares of our Common Stock beneficially owned prior to the offering and offered hereby may be in excess of the total amount registered under the registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such Debentures or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of Debentures and our shares of Common Stock.

For the purposes of the following table, the number of shares of our Common Stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned Prior to the Offering(1)	Offered Hereby
Acacia Life Insurance Company	$570,000	*	*	9,226
Acuity Master Fund, Ltd.	12,350,000	1.37	*	199,915
Admiral Flagship Master Fund, Ltd.	3,000,000	*	*	48,562
Advent Convertible Master Fund, LP	11,865,000	1.32	*	192,064
Advent Enhanced Phoenix Master Fund	7,000,000	*	*	113,312
AGAMAS Continuum Master Fund, Ltd.	5,000,000	*	*	80,937
AK Steel Master Pension Trust	635,000	*	*	10,279
Alabama Children’s Hospital Foundation	150,000	*	*	2,428
Alcon 401(k) Retirement Plan	1,000,000	*	*	16,187
Alcon Laboratories	659,000	*	*	10,667
Alembic Ltd	75,000	*	*	1,214
Amerisure Mutual Insurance Company	475,000	*	*	7,689
Ameritas Life Insurance Company	1,850,000	*	*	29,946
Anthem Insurance Company, Inc.	7,600,000	*	*	123,025
Aristeca International Limited	62,096,000	6.90	*	1,005,179
Aristeca Partners LP	10,404,000	1.16	*	168,414
Arkansas PERS	3,350,000	*	*	54,228
Arlington County Employees Retirement System	946,000	*	*	15,313
ATSF—Transamerica Convertible Securities	7,950,000	*	*	128,690
Attorney’s Title Insurance Fund	255,000	*	*	4,127
Banque D’orsay	19,000,000	2.11	*	307,562
Black Diamond Convertible Offshore LDC	2,500,000	*	*	40,468
Black Diamond Offshore Ltd.	478,000	*	*	7,737
Blue Cross Blue Shield of Arizona Inc.	400,000	*	*	6,475
Blue Cross Blue Shield of Delaware, Inc.	370,000	*	*	5,989
Blue Cross Blue Shield of Mississippi	200,000	*	*	3,237
Boilermakers Blacksmith Pension Trust	2,765,000	*	*	44,758
British Virgin Island Social Security Board	218,000	*	*	3,528
Canadian Imperial Holdings Inc.	20,000,000	2.22	*	323,750
Canyon Capital Arbitrage Master Fund, Ltd	21,000,000	2.33	*	339,937
Canyon Value Realization Fund, LP	9,600,000	1.07	*	155,400
Canyon Value Realization MAC 18 Ltd.	1,800,000	*	*	29,137
Captive Investors Fund	1,998,000	*	*	32,342
CareFirst BlueChoice, Inc.	660,000	*	*	10,683
CareFirst of Maryland, Inc.	860,000	*	*	13,921
Catholic Family Life Insurance	200,000	*	*	3,237
CC Arbitrage, Ltd.	4,700,000	*	*	76,081
Central Security Life Insurance Company	90,000	*	*	1,456

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned Prior to the Offering(1)	Offered Hereby
Century National Insurance Company— Investment Grade	$720,000	*	*	11,655
Cervantes Portfolio LLC	400,000	*	*	6,475
CGCM High Yield Investments— Penn Capital Management	125,000	*	*	2,023
Champions Life Insurance Company	30,000	*	*	485
Citigroup Global Markets, Inc.	7,500,000	*	*	121,406
City of Birmingham Retirement & Relief System	875,000	*	*	14,164
City University of New York	189,000	*	*	3,059
Colcom Foundation	65,000	*	*	1,052
Columbia Convertible Securities Fund	2,000,000	*	*	32,375
Commissioners of the Land Office	900,000	*	*	14,568
Cumberland Mutual Fire Insurance Company	500,000	*	*	8,093
Daimler Chrysler Corp. Emp #1 Pension Plan, DTD 4/1/89	945,000	*	*	15,297
Delaware Dividend Income Fund	3,490,000	*	*	56,444
Delaware Investments Dividend & Income Fund	375,000	*	*	6,070
Delaware Investments Global Dividend & Income Fund	135,000	*	*	2,185
Delta Airlines Master Trust	560,000	*	*	9,065
Deutsche Bank AG, London	5,000,000	*	*	80,937
Double Black Diamond Offshore LDC	4,022,000	*	*	65,106
Dow Employees Pension Plan	4,590,000	*	*	74,300
Eastern Alliance Insurance Company	50,000	*	*	809
FFVA Mutual Insurance Company	125,000	*	*	2,023
First Mercury Insurance Company	240,000	*	*	3,885
Fleet Maritime Inc.	600,000	*	*	9,712
Florida Power and Light	2,758,000	*	*	44,645
Fore Convertible Master Fund, Ltd.	18,251,000	2.03	*	295,438
Fore Erisa Fund, Ltd.	1,749,000	*	*	28,311
Fort Dearborn Life Insurance Company— AAM C&S	750,000	*	*	12,140
Fort Dearborn Life Insurance Company— AAM Insured	1,250,000	*	*	20,234
Founders Insurance Company	50,000	*	*	809
FPL Group Employees Pension Plan	1,355,000	*	*	21,934
FPL Group Employees Pension Plan	364,000	*	*	5,892
Franklin and Marshall College	23,000	*	*	372
Froley Revy Alternative Strategies	520,000	*	*	8,417
Genesee County Employees’ Retirement System	1,000,000	*	*	16,187
Georgia Firefighters Pension Fund	750,000	*	*	12,140
Georgia Municipal Employee Benefit System	1,965,000	*	*	31,808
GM	1,000,000	*	*	16,187

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned Prior to the Offering(1)	Offered Hereby
Governing Board Employees Benefit Plan of the City of Detroit	$37,000	*	*	598
Government of Singapore Investment Corporation	55,815,000	6.20	*	903,505
Grable Foundation	109,000	*	*	1,764
Grace Convertible Arbitrage Fund, LTD.	5,500,000	*	*	89,031
Grady Hospital Foundation	181,000	*	*	2,929
Group Hospitalization and Medical Services, Inc.	1,275,000	*	*	20,639
Healthcare Georgia Foundation	176,000	*	*	2,849
HealthNow New York, Inc.	450,000	*	*	7,284
HFR Convertible Arbitrage	597,000	*	*	9,663
HFR RVA Credit Opportunity	1,790,000	*	*	28,975
IDEX—Transamerica Convertible Securities Fund	4,962,000	*	*	80,322
Independence Blue Cross	1,002,000	*	*	16,219
Inflective Convertible Opportunity Fund I, Limited	10,500,000	1.17	*	169,968
Inflective Convertible Opportunity Fund I, LP	5,500,000	*	*	89,031
Injured Workers Insurance Fund	1,225,000	*	*	19,829
Innovest Finanzdientle	2,525,000	*	*	40,873
Institutional Benchmark Series (Master Feeder) Ltd. in Respect of Electra Series c/o Quattro Fund	910,000	*	*	14,730
Institutional Benchmarks Series— Ivan Segregated Acct.	3,500,000	*	*	56,656
Integrity Mutual Insurance Company	60,000	*	*	971
Intl Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	600,000	*	*	9,712
J.A. and Kathryn Albertson Foundation, Inc.	40,000	*	*	647
Jackson County Employees’ Retirement System	450,000	*	*	7,284
JP Morgan Securities, Inc.	2,500,000	*	*	40,468
Kamunting Street Master Fund, LTD	3,500,000	*	*	56,656
Kellogg Co Master Retirement Trust	500,000	*	*	8,093
Louisiana CCRF	450,000	*	*	7,284
Loyal Christian Benefit Association	30,000	*	*	485
Lyxor Convertible Arbitrage	538,000	*	*	8,708
Lyxor/Acuity Fund Limited	16,400,000	1.82	*	265,475
Lyxor/Canyon Capital Arbitrage Fund Ltd.	3,000,000	*	*	48,562
Lyxor/Inflective Convertible Opportunity Fund	4,000,000	*	*	64,750
Main Street America Assurance Company	390,000	*	*	6,313
McMahan Securities Co. LP	3,000,000	*	*	48,562
Medico Life Insurance Company	330,000	*	*	5,341
Merrill Lynch Pierce Fenner & Smith Inc.	22,416,000	2.49	*	362,859
National Fuel & Gas Company Retirement Plan	300,000	*	*	4,856
NCMIC	1,150,000	*	*	18,615
New York City Police Pension Fund	500,000	*	*	8,093
NGM Insurance Company	380,000	*	*	6,151

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned Prior to the Offering(1)	Offered Hereby
NORCAL Mutual Insurance Company	$750,000	*	*	12,140
Nuveen Preferred & Convertible Income Fund JPC	9,975,000	1.11	*	161,470
Nuveen Preferred & Convertible Income JQC	14,125,000	1.57	*	228,648
Nuveen Preferred and Convertible Income Fund	250,000	*	*	4,046
Nuveen Preferred and Convertible Income Fund #2	250,000	*	*	4,046
Occidental Petroleum Corp.	425,000	*	*	6,879
Orsay Monétaire Premiere	9,044,000	1.00	*	146,399
Orsay Securité	50,456,000	5.61	*	816,756
Partners Group Alternative Strategies PCC Limited Red Delta Cell 40 Quattro Fund	1,300,000	*	*	21,043
Performa International Convertible Bond Fund	3,728,000	*	*	60,347
Philidelphia Board of Pensions	650,000	*	*	10,521
Pimco Convertible Fund	750,000	*	*	12,140
Polygon Global Opportunities Master Fund	40,000,000	4.44	*	647,500
Producers—Writers Guild of America Pension Plan	425,000	*	*	6,895
Promutual	1,194,000	*	*	19,327
Quattro Fund Ltd.	9,880,000	1.10	*	159,932
Quattro Multistrategy Masterfund LP	910,000	*	*	14,730
Quest Pension Trust	4,810,000	*	*	77,861
Radian Asset Assurance, Inc.	2,700,000	*	*	43,706
Radian Guaranty	575,000	*	*	9,307
Radian Insurance Inc.	6,825,000	*	*	110,479
Rampart Convertible Arbitrage Investors (I) LLC	2,000,000	*	*	32,375
Rampart Convertible Arbitrage Investors (II) LLC	500,000	*	*	8,093
Rampart Enhanced Convertible Investors, LLC	168,000	*	*	2,719
Raytheon Master Pension Trust—Credit Op.	3,210,000	*	*	51,961
Raytheon Phoenix	1,641,000	*	*	26,563
RMF Umbrella SICAV	1,000,000	*	*	16,187
Road Carriers Local 707	151,000	*	*	2,444
Royal Bank of Canada	7,500,000	*	*	121,406
S.A.C. Arbitrage Fund, LLC	20,000,000	2.22	*	323,750
Sage Capital Management, LLC	400,000	*	*	6,475
San Francisco City and Country ERS	1,869,000	*	*	30,254
Seattle City Employee Retirement System	254,000	*	*	4,111
Sheet Metal Workers National Pension Fund	115,000	*	*	1,861
Silvercreek II Limited	4,000,000	*	*	64,750
Silvercreek Limited Partnership	6,000,000	*	*	97,125
Singapore Labour Foundation	20,000	*	*	323
South Dakota Retirement System	2,000,000	*	*	32,375
Southwest Carpenters Pension Trust	350,000	*	*	5,665
Star Vest Convertible Securities Fund	134,000	*	*	2,169
State National Insurance Company	100,000	*	*	1,618
Steelhead Pathfinder Master, LP	2,500,000	*	*	40,468
Steelhead Pathfinder Master, LP	1,500,000	*	*	24,281

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned Prior to the Offering(1)	Offered Hereby
Stonebridge Life Insurance	$712,000	*	*	11,525
Swiss Reinsurance America Corp	3,000,000	*	*	48,562
Teachers Retirement System of the City of New York	3,550,000	*	*	57,465
Teachers Retirement System of the City of New York	1,000,000	*	*	16,187
Tewsbury Investment Fund, Ltd.	1,000,000	*	*	16,187
The Canyon Value Realization Fund (Cayman), Ltd.	24,600,000	2.73	*	398,212
The Global Convertible Opportunities Fund Limited	1,500,000	*	*	24,281
The Kellogg Company—Welfare Benefit Trust	250,000	*	*	4,046
The Northwestern Mutual Life Insurance Company—General Account	10,000,000	1.11	*	161,875
The Northwestern Mutual Life Insurance Company—Group Annuity Separate Account	500,000	*	*	8,093
The Police and Fire Department System of the City of Detroit	736,000	*	*	11,914
The TJX Companies Inc. Retirement Plan Trust	125,000	*	*	2,023
Thirvent Financials from Lutheran	9,500,000	1.06	*	153,781
Transamerica Accidental Life	1,266,000	*	*	20,493
Transamerica Life Insurance and Annuities Corp	19,972,000	2.22	*	323,296
Tricor Re Investment Fund	499,000	*	*	8,077
Trinity River Insurance Company	290,000	*	*	4,694
Trustmark Insurance Company	472,000	*	*	7,640
UBS O’Conner LLC F/B/O/ O’Conner Global Convertible Arbitrage II Master Limited	6,900,000	*	*	111,693
UBS O’Conner LLC F/B/O/ O’Conner Global Convertible Arbitrage Master Limited	53,100,000	5.90	*	859,556
Union Carbide Employees Pension Plan	2,120,000	*	*	34,317
University of Southern California	500,000	*	*	8,093
Vermont Mutual Insurance Company	250,000	*	*	4,046
Vicis Capital Master Fund	24,000,000	2.67	*	388,500
Waterstone Market Neutral MAC51	9,330,000	1.04	*	151,029
Waterstone Market Neutral Master Fund, Ltd.	15,670,000	1.74	*	253,658
Western American Life Insurance Company	100,000	*	*	1,635
Wyeth Retirement Plan—U.S. Master Trust	750,000	*	*	12,140
TOTALS	$773,204,000	85.91	0	12,516,176

*                    Less than 1%.

(1)          Calculated based on 338,273,464 shares of our Common Stock outstanding as of January 31, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our Common Stock issuable upon conversion of all that holder’s Debentures, but we did not assume conversion of any other holder’s Debentures.

(2)          Represents the maximum number of shares of our Common Stock issuable upon conversion of all of the holder’s Debentures, based on the initial conversion rate of 16.1875 shares of our Common Stock per $1,000 principal amount. This conversion rate is subject to adjustment, however, as described under “Description of the Debentures—Conversion Rights.” As a result, the number of shares of our Common Stock issuable upon conversion of the Debentures may increase or decrease in the future.

To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their Debentures and underlying Common Stock in the ordinary course of business and, at the time of the purchase of the Debentures and the underlying Common Stock, such selling securityholders had no agreements or undertakings, directly or indirectly, with any person to distribute the Debentures or underlying Common Stock. To the extent that we become aware that such entities did not acquire their Debentures or underlying Common Stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the Debentures or our Common Stock offered by this prospectus. The Debentures and Common Stock offered by this prospectus may be sold from time to time to purchasers:

•       directly by the selling securityholders, or

•       through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures or the Common Stock offered by this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the Debentures or shares of Common Stock offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of Debentures or Common Stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Debentures or Common Stock offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

If the Debentures or Common Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Debentures and the Common Stock may be sold in one or more transactions at:

•       fixed prices,

•       prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•       varying prices determined at the time of sale, or

•       negotiated prices.

These sales may be effected in transactions

•       on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of the sale, including the New York Stock Exchange,

•       in the over-the-counter market,

•       in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•       through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the Debentures and Common Stock offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and Common Stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and Common Stock short and deliver Debentures and Common Stock to close out short positions, or loan or pledge the Debentures and Common Stock to broker-dealers that in turn may sell the Debentures and Common Stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures or Common Stock offered hereby. Selling securityholders might not sell any or all of the Debentures or the Common Stock offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our Common Stock trades on the New York Stock Exchange under the symbol “IGT.” The Debentures are currently designated for trading in PORTAL. Debentures sold by means of this prospectus will not be eligible for trading in PORTAL. We do not intend to list the Debentures on any national or other securities exchange or on Nasdaq. No assurance can be given as to the development of liquidity or any trading market for the Debentures. See “Risk Factors—An active trading market for the Debentures may not develop.”

The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and Common Stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and Common Stock to engage in market-making activities with respect to the particular Debentures and Common Stock being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the Debentures and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and Common Stock.

To the extent required, the specific Debentures or shares of Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an this prospectus or, if appropriate, a post-effective amendment, to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, each of IGT and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

Subject to certain exceptions, we have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Debentures and underlying Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures and Common Stock into which the Debentures are convertible. The discussion is based on the Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their Debentures or Common Stock through, partnerships or other pass-through entities or persons who have a functional currency other than the U.S. dollar) or to persons that hold their Debentures or Common Stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with holders that hold the Debentures and Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of a Debenture or Common Stock that is, or is treated as, one of the following:

•       a citizen or individual resident of the United States;

•       a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state therein;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner of a Debenture or Common Stock (other than a partnership or any entity treated as a partnership for U.S. federal income tax purposes) that is not a “U.S. holder.”

Classification of the Debentures

Pursuant to the terms of the Indenture, we and each holder of Debentures agree to treat the Debentures, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound (except as required by law) by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest is deemed to accrue on the Debentures and the related “projected payment schedule.” The remainder of this discussion assumes that the Debentures will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Debentures for U.S. federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described in this summary, and we have not sought an opinion of counsel regarding the classification of the Debentures as contingent payment debt instruments or, assuming the Debentures are contingent payment debt instruments, the proper comparable yield and projected payment schedule for the Debentures. A different treatment of the Debentures for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the Debentures from that which is described below and could require a holder to accrue interest income at rate different from the “comparable yield” rate described below.

Adjustment to the Conversion Price

The price at which the Debentures are convertible into shares of Common Stock is subject to adjustment under certain circumstances as described under “Description of Debentures—Conversion Rate Adjustments.” The holder of a Debenture may be deemed to have received a constructive distribution includable in income if, and to the extent that, certain adjustments in the conversion price (e.g., adjustments in respect of taxable dividends to our stockholders) increase the proportionate interest of the holder in our assets or earnings and profits. The holder of a Debenture may be deemed to have received such a constructive distribution even if the holder does not receive any cash or property as a result of such adjustment and regardless of whether or not such holder ever exercises its conversion privilege. Any such constructive distribution generally will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules generally applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to non-corporate holders or to the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. holder’s tax basis in the Debentures will be increased to the extent of any such constructive distribution treated as a dividend. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures will generally not be deemed to result in a constructive distribution.

If there is an adjustment (or a failure to make adjustment) to the conversion price that increases the proportionate interest of the holders of outstanding Common Stock in our assets or earnings and profits, such increase may result in a deemed dividend to a holder of our Common Stock, including Common Stock acquired upon conversion of the Debentures.

U.S. Holders

Interest.   Under the CPDI Regulations, a U.S. holder will generally be required to accrue interest income on the Debentures on a constant yield to maturity basis, calculated based on the adjusted issue price (as defined below) of the Debentures and the comparable yield (as defined below), regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. holder may be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, if any, actually received by it in that year.

The CPDI Regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Debentures that equals:

•       the product of (a) the adjusted issue price (as defined below) of the Debentures as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the Debentures, adjusted for the length of the accrual period;

•       divided by the number of days in the accrual period; and

•       multiplied by the number of days during the accrual period that the U.S. holder held the Debentures.

For purposes of the CPDI Regulations, the “issue price” of a Debenture is the first price at which a substantial number of the Debentures are sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments scheduled to be made with respect to the Debentures.

Under the CPDI Regulations, we were required to establish the “comparable yield” for the Debentures, which is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures. Accordingly, we have determined that, as of the issue date of the Debentures, the comparable yield was an annual rate of 6.54%, compounded semiannually.

We are required to provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce a total return on the Debentures equal to the comparable yield. Our determination of the projected payment schedule for the Debentures includes both fixed coupon payments and estimates for payments of contingent interest as well as an estimate for a payment at maturity that takes into account the fair market value of the Common Stock and cash that might be paid upon a conversion of the Debentures. Pursuant to the terms of the Indenture, each U.S. holder of the Debentures will be deemed to agree to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the Debentures. A holder may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under “Where You Can Find More Information.”

Our determinations of the comparable yield and projected payment schedule are not binding on the IRS. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not successfully challenge our determination of the comparable yield or the projected payment schedule. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such event or in the event the IRS successfully challenged our projected payment schedule, the projected payment schedule could differ materially from the projected payment schedule provided by us. In any such case, the timing and amount of interest accruals on the Debentures could be significantly affected.

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the Debentures for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to holders of the Debentures.

Adjustments to Interest Accruals on the Debentures.   If a U.S. holder receives actual payments with respect to a Debenture in a tax year that, in the aggregate, exceed the total amount of projected payments for that tax year, the U.S. holder will have a “net positive adjustment” under the CPDI Regulations equal to the amount of such excess. The U.S. holder will be required to treat the “net positive adjustment” as additional interest income for that tax year. For this purpose, the payments in a tax year include the fair market value of any Common Stock received in respect of the Debentures in that year.

If a U.S. holder receives actual payments with respect to a Debenture in a tax year that, in the aggregate, are less than the amount of the projected payments for that tax year, the U.S. holder will have a “net negative adjustment” under the CPDI Regulations equal to the amount of such deficit. This adjustment will (i) reduce the U.S. holder’s interest income on the Debenture for that tax year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the Debenture during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the Debenture or to reduce the amount realized upon a sale, exchange, repurchase, redemption or conversion of the Debenture.

Special rules will apply if the amount of a contingent payment on a Debenture becomes fixed more than six months prior to the due date of the payment. Generally, in this case a U.S. holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. The U.S. holder’s tax basis in the Debenture would also be affected. U.S. holders are urged to consult their tax advisors concerning the application of these special rules.

Purchasers of Debentures at a Price other than the Adjusted Issue Price.   If a U.S. holder purchases a Debenture in the secondary market for an amount that differs from the adjusted issue price of the Debenture at the time of purchase, the U.S. holder will be required to accrue interest income on the Debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. The U.S. holder must reasonably determine whether the difference between the purchase price for a Debenture and the adjusted issue price of a Debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the Debenture, a change in interest rates since the Debenture was issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to the U.S. holder’s interest inclusion. If the purchase price of a Debenture is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a Debenture, a negative adjustment will result.

To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the Debenture. To the extent that the difference between a U.S. holder’s purchase price for the Debenture and the adjusted issue price of the Debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the Debenture (and not to a change in the market interest rates), the U.S. holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by the U.S. holder will decrease or increase, respectively, the U.S. holder’s tax basis in the Debenture.

Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their Debenture. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the U.S. holder’s purchase of a Debenture in the secondary market at a price that differs from its adjusted price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Sale, Exchange, Repurchase, Redemption or Conversion of the Debentures.   Upon the sale, exchange, repurchase, redemption or conversion of a Debenture, a U.S. holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the Debentures include the receipt of cash and shares of our Common Stock upon conversion as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the payment of cash and shares of our Common Stock, if any, to a U.S. holder upon the conversion of a Debenture as a contingent payment under the CPDI Regulations. As described above, U.S. holders agree to be bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, the conversion of a Debenture will also result in recognition of gain or loss to a U.S. holder.

The amount of gain or loss on a sale, exchange, repurchase, redemption or conversion will be equal to the difference between (i) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any shares of our Common Stock received, reduced by any negative adjustment carryforward as described above, and (ii) the U.S. holder’s adjusted tax basis in the Debenture. A U.S. holder’s adjusted tax basis in a Debenture on any date will generally be equal to the U.S. holder’s original purchase price for the Debenture, increased by any interest income previously accrued by the U.S. holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals), and decreased by the amount of any projected payments, as described above, scheduled to be made on the Debentures to the U.S. holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, repurchase, redemption or conversion of a Debenture will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, repurchase, redemption or conversion of a Debenture will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the Debenture was held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in shares of our Common Stock received upon a conversion of a Debenture will generally equal the fair market value of such Common Stock at the time of conversion and the U.S. holder’s holding period for such shares will commence on the day immediately following the date of conversion.

Information Reporting and Backup Withholding.   Payments of principal, constructive dividends and interest (including original issue discount) on, and the proceeds of dispositions of, the Debentures may be subject to information reporting. In addition, such amounts may be subject to U.S. federal backup withholding tax if the U.S. holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. The information reporting and backup withholding requirements generally do not apply to corporations and certain other exempt recipients.

Non-U.S. Holders

Debentures.   Provided that the Debentures are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code, all payments on a Debenture made to a non-U.S. holder, including a payment of our Common Stock pursuant to a conversion, and any gain realized on a sale, exchange, repurchase or redemption of the Debenture, generally will not be subject to U.S. federal income tax or U.S. withholding tax, unless the non-U.S. holder:

•       holds the Debenture in connection with the conduct of a U.S. trade or business as described below under “—Income Effectively Connected with a U.S. Trade or Business”;

•       actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock;

•       is a “controlled foreign corporation” that is directly or indirectly related to us; or

•       fails to properly certify to us or our paying agent as to its non-U.S. status (generally on an IRS Form W-8BEN).

If a non-U.S. holder of a Debenture were deemed to have received a constructive dividend (see
“—Adjustment to the Conversion Price” above), however, the non-U.S. holder would generally be subject to U.S. withholding tax at a rate of 30% on the amount of such dividend. The withholding tax rate may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides a properly executed IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of a properly executed IRS Form W-8ECI from a non-U.S. holder claiming that the constructive dividend on the Debentures is effectively connected with the conduct of a U.S. trade or business (and where an applicable tax treaty so provides, is attributable to a U.S. permanent establishment). If in connection with a payment of contingent interest, we determine that U.S. withholding tax may be required because the Debentures are not actively traded as defined immediately above, we will provide this information through such public medium as we may use at that time.

Common Stock.   Dividends paid to a non-U.S. holder of Common Stock will generally be subject to U.S. withholding tax at a rate of 30%, which may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides a properly executed IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of a properly executed IRS Form W-8ECI from a non-U.S. holder claiming that the dividends are effectively connected with the conduct of a U.S. trade or business (and where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment).

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of Common Stock unless:

•       the non-U.S. holder holds the Common Stock in connection with the conduct of a U.S. trade or business as described below under “—Income Effectively Connected with a U.S. Trade or Business”;

•       the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which gain is realized and certain other conditions are met;

•       the non-U.S. holder fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN); or

•       we are or have been a U.S. real property holding corporation (as defined in the Code) at any time during certain specified periods and other requirements are met. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a U.S. Trade or Business.   If a non-U.S. holder of a Debenture or our Common Stock is engaged in a trade or business in the United States, and if interest or constructive dividends on the Debentures, dividends on the Common Stock, gain realized on the sale, exchange, conversion or other disposition of the Debentures, or gain realized on the sale or exchange of our Common Stock is effectively connected with the conduct of such trade or business (and where an applicable tax treaty so provides, is attributable to a U.S. permanent establishment), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. holder. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding.   A non-U.S. holder not otherwise subject to U.S. income or withholding tax may nonetheless be subject to information reporting and backup withholding (currently imposed at a rate of 28%) with respect to interest paid or accrued on a Debenture, with respect to constructive dividends includable by holder of a Debenture, with respect to actual or constructive distributions on the Common Stock and with respect to amounts realized on the disposition of a Debenture or Common Stock, unless the non-U.S. holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding and information reporting. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS. The information reporting and backup withholding requirements generally do not apply to corporations and certain other exempt recipients.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about registrants that file electronically with the SEC, including us. Our recent SEC filings are also available to the public free of charge at our website at www.igt.com. Except for the documents described below, information on our web site is not incorporated by reference into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities to which this prospectus relates have been sold. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

•       our definitive Proxy Statement on Schedule 14A, filed with the SEC on January 16, 2007;

•       our Current Reports on Form 8-K filed on January 18, 2007 and January 31, 2007;

•       our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed on December 13, 2006; and

•       our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, filed on February 1, 2007.

You may request a copy of these filings, at no cost, by writing to us at the following address: International Game Technology, 9295 Prototype Drive, Reno, Nevada 89511-0580, Attention: Patrick Cavanaugh, Executive Director, Investor Relations, or by calling us at (866) 296 4232.

These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.igt.com. Except for the documents described above, information on our web site is not incorporated by reference into this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the Debentures will be passed upon for us by David D. Johnson, Esq., Executive Vice President, General Counsel and Secretary of IGT, and by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of International Game Technology and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the Company’s adoption of SFAS 123R, Share-Based Payments; (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2.60% Convertible Debentures due December 15, 2036

Shares of Common Stock Issuable upon Conversion of Debentures

PROSPECTUS

March 9, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Registrant in connection with the securities being registered under this registration statement:

Registration Fee—Securities and Exchange Commission	$27,630
New York Stock Exchange Listing Fee	$27,681
Trustee Fees and Expenses	1,000
Accounting Fees and Expenses*	21,000
Legal Fees and Expenses*	80,000
Printing Fees and Expenses*	20,000
Miscellaneous*	2,689
Total	$180,000

*                    Estimated.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection 1 of Section 78.7502 of the Nevada General Corporation Law (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.128 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada Law provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502. Section 4.10 of the Bylaws of the Company provides for indemnification of its officers and directors, substantially identical in scope to that permitted under the above Sections of the Nevada Law.

The Bylaws provide, pursuant to Subsection 2 of Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil or criminal, must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon delivery, if required by Nevada law, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation. The Company also enters into indemnification agreements consistent with Nevada law with certain of its directors and officers.

ITEM 16.         EXHIBITS

Exhibit Number	Description
4.1

Indenture, dated as of December 20, 2006, between IGT and Wells Fargo Bank, National Association, including form of Debentures (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on From 8-K filed on December 20, 2006).

5.1	Opinion of David D. Johnson, General Counsel to IGT.
5.2	Opinion of O’Melveny & Myers LLP.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of David D. Johnson, General Counsel to IGT (included in Exhibit 5.1).
23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of this Registration Statement hereto)
25.1	Statement of Eligibility and Qualification on Form T-1, under the Trust Indenture Act of 1939, of the Trustee, Wells Fargo Bank, National Association, in respect to the Indenture.

ITEM 17.         UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

1.                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in this form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if this registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2.                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             if the registrant is relying on Rule 430B:

(A)       each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)        each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

5.                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, International Game Technology, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 9th day of March, 2007.

INTERNATIONAL GAME TECHNOLOGY
By:	/s/ MAUREEN T. MULLARKEY
Maureen T. Mullarkey
Chief Financial Officer, Executive Vice President, Finance (Principal Financial and Accounting Officer) and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas J. Matthews and Maureen T. Mullarkey, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ THOMAS J. MATTHEWS	Chairman of the Board of Directors and Chief Executive Officer
Thomas J. Matthews		March 9, 2007
/s/ MAUREEN T. MULLARKEY	Chief Financial Officer, Executive Vice President, Finance (Principal Financial and Accounting Officer) and Treasurer
Maureen T. Mullarkey		March 9, 2007
/s/ NEIL BARSKY	Director
Neil Barsky		March 9, 2007

Signature	Title	Date
/s/ ROBERT A. BITTMAN	Director
Robert A. Bittman		March 9, 2007
/s/ RICHARD BURT	Director
Richard Burt		March 9, 2007
/s/ PATTI HART	Director
Patti Hart		March 9, 2007
/s/ LESLIE HEISZ	Director
Leslie Heisz		March 9, 2007
/s/ ROBERT A. MATHEWSON	Director
Robert A. Mathewson		March 9, 2007
/s/ ROBERT MILLER	Director
Robert Miller		March 9, 2007
/s/ FREDERICK RENTSCHLER	Director
Frederick Rentschler		March 9, 2007

EXHIBIT INDEX

Exhibit Number	Description
4.1

Indenture, dated as of December 20, 2006, between IGT and Wells Fargo Bank, National Association, including form of Debentures (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on From 8-K filed on December 20, 2006).

5.1	Opinion of David D. Johnson, General Counsel to IGT.
5.2	Opinion of O’Melveny & Myers LLP.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of David D. Johnson, General Counsel to IGT (included in Exhibit 5.1).
23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of this Registration Statement hereto).
25.1	Statement of Eligibility and Qualification on Form T-1, under the Trust Indenture Act of 1939, of the Trustee, Wells Fargo Bank, National Association, in respect to the Indenture.